Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 18th day of May, 2009, by and between Bank of Birmingham, a Michigan state bank (“Bank”), and Lance N. Krajacic, Jr., an individual resident of the State of Michigan (“Executive”).
     WHEREAS, the Bank and the Executive are parties to an employment agreement dated June 28, 2007 (the “Prior Agreement”) providing for the Executive to be employed as Chief Credit Officer/Chief Operating Officer of the Bank, and Executive desires to continue such employment, subject to and on the terms and conditions set forth in this Agreement; and
     WHEREAS, the Bank and the Executive wish to amend and restate the Prior Agreement; and
     WHEREAS, both the Bank and the Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Bank agree as follows:
A. DURATION
     1. This Agreement shall become effective (the “Effective Date”) upon the date of its execution indicated above and shall continue in full force and effect, subject to Paragraph 2 below, until the first anniversary the Effective Date, unless earlier terminated as provided herein. The original effective date of the Agreement, prior to this restatement was July 26, 2006 (the “Original Effective Date”).
     2. The Bank and the Executive acknowledge and agree that the parties may agree to continue the employment relationship upon such terms as they may mutually agree. Each day during the term of the Agreement, the term of the Agreement shall automatically be extended one additional day, unless either party elects to give the other party written notice of non-renewal at least thirty (30) calendar days prior to the expiration of the then current term. Upon the Bank giving notice of non-renewal, the Executive shall have the right to remain employed by the Bank for the one (1) year period following the date the Bank gives notice of non-renewal unless the termination is for Good Cause (as hereinafter defined).
B. COMPENSATION
     3. All payments of salary and other compensation to the Executive shall be payable in accordance with the Bank’s ordinary payroll and other policies and procedures.
a. During the term of this Agreement, the Bank agrees to pay Executive a base salary of not less than $135,000 annually, appropriately prorated for partial months at the commencement and end of the term of this Agreement.
b. The Bank shall have the right to deduct from any payment of compensation to Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

c. During the term of this Agreement, it is anticipated that the Board of Directors or a delegated committee thereof will adopt an executive incentive bonus plan based upon the asset growth and profitability of the Bank. The Executive will be entitled to participate in such plan. Executive shall also be entitled to participate in any benefit programs applicable to all employees of the Bank or to executive employees of the Bank in accordance with Bank policy and the provisions of said benefit programs.
     4. The Bank shall provide the Executive with a cellular phone and laptop computer for use in the performance of his duties and obligations under this Agreement. The Bank shall also reimburse the Executive for all reasonable expenses, including, but not limited to, travel expenses, lodging expenses, and meals and entertainment expenses, that the Executive may incur in the performance of his duties and obligations under this Agreement; provided, however, that the Executive shall be required to submit receipts or other acceptable documentation to the cashier of the Bank or such other officer designated by the Board to verify such expenses prior to any reimbursements. In addition to the reimbursement of expenses listed in this Paragraph, the Bank shall pay, or reimburse Executive, for reasonable initiation fees for trade association memberships deemed to be acceptable and appropriate by the Board of Directors. Reimbursement under this Paragraph 4 shall be made in accordance with the Bank’s expense reimbursement policies, but in no event later than the last day of the calendar year following the calendar year in which the expenses are incurred. Reimbursement under this Paragraph 4 shall not affect the expenses eligible for reimbursement in any other calendar year and cannot be liquidated or exchanged for any other benefit.
     5. Subject to the provisions of Paragraph 8 of this Agreement, the Executive shall be entitled to receive employee and dependent health insurance, dental insurance, paid sick leave and four (4) weeks of paid vacation per year, and any additional benefits provided to all Bank employees all in accordance with the Bank’s employment policies.
     6. The Bank shall also provide the Executive with term life insurance coverage in an initial amount not to exceed 200% of Executive’s base salary, and having a term not less than ten years. If, during the term of this Agreement, the Bank adopts a plan providing life insurance benefits to other Bank employees and the maximum coverage under such plan exceeds the maximum permissible coverage provided by this Paragraph, then notwithstanding the provisions of this Paragraph, Executive shall be entitled to participate in the Bank’s life insurance benefit plan to the full extent that it is available to other Bank employees.
     7. The Board of Directors or a delegated committee shall review the amount of Executive’s compensation, including his base salary, not less than annually and shall increase such base salary as a result of such review and to provide reasonable cost of living adjustments, all in the discretion of the Board of Directors or such committee and consistent with safe and sound banking practices; provided however that Executive’s base salary, bonuses, vacation and car allowance shall not be less than the amounts set forth in Paragraphs 3, 4, and 5 at any time during the term of this Agreement.
     8. All employee benefits provided to the Executive by the Bank incident to the Executive’s employment shall be governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.
     9. The parties hereto acknowledge that the compensation set forth herein and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for Executive’s services and for the covenants of Executive as set forth herein.

C. RESPONSIBILITIES
     10. The Executive shall be employed as Chief Credit Officer/Chief Operating Officer of the Bank and shall faithfully devote his best efforts and his primary focus to his positions with the Bank.
     11. The Executive acknowledges and agrees that the duties and responsibilities of the Executive required by his position as Chief Credit Officer/Chief Operating Officer of the Bank are wholly within the discretion of its Board of Directors, and may be modified, or new duties and responsibilities imposed by the Board of Directors, at any time, without the approval or consent of the Executive. However, these new duties and responsibilities may not constitute immoral or unlawful acts. In addition, the new duties and responsibilities must be consistent with the Executive’s role as Chief Credit Officer/Chief Operating Officer of a financial institution.
     12. The Executive acknowledges and agrees that, during the term of this Agreement, he has a fiduciary duty of loyalty to the Bank, and that he will not engage in any activity during the term of this Agreement, which will or could, in any significant way, harm the business, business interests, or reputation of the Bank or the reputation of the Board of Directors.
     13. The Executive shall not directly or indirectly engage in competition with the Bank at any time during the existence of the employment relationship between the Bank and the Executive, and the Executive will not on his own behalf, or as another’s agent or employee, engage in any of the same or similar duties and/or Bank-related responsibilities required by the Executive’s position with the Bank, other than as an employee of the Bank pursuant to this Agreement or as specifically approved by the Board of Directors. In addition, without the prior written consent of the Board of Directors, Executive shall not usurp for himself any corporate opportunity available to the Bank.
D. NONINTERFERENCE
     14. Executive acknowledges that, as part of his employment with the Bank, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Bank’s employees. Executive agrees to maintain the confidentiality of such information. Executive further covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Bank or the Executive, the Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Bank, nor shall the Executive contact or communicate with any other employees of the Bank for the purpose of inducing other employees to terminate their employment with the Bank. For purposes of this covenant, “other employees” shall refer to employees who are still actively employed by or were employed by the Bank within the prior year, or doing business with, the Bank at the time of the attempted recruiting or hiring.
     15. In his position of employment, the Executive will be exposed to confidential information and trade secrets (hereafter “Proprietary Information”) pertaining to, or arising from, the business of the Bank and its affiliates (if any). The Executive hereby agrees and acknowledges that such Proprietary Information is unique and valuable to the Bank’s business and that the Bank would suffer irreparable injury if this information were publicly disclosed. Therefore, the Executive agrees to keep in strict secrecy and confidence, both during and after the period of his employment, any and all Proprietary Information which the Executive acquires, or to which the Executive has access, during employment by the Bank, that has not been publicly disclosed by the Bank. The Proprietary Information covered by this Agreement shall include, but shall not be limited to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants. The provisions and agreements entered into herein shall survive the term of the Employee’s employment to the extent reasonably necessary to accomplish their purpose in protecting the interests of the Bank in any Proprietary Information disclosed to, or learned by, the Executive while employed.
     16. The Executive expressly represents that he has no agreements with, or obligations to, any party which conflict, or may conflict, with the interests of the Bank or with the Executive’s duties as an employee of the Bank.
     17. Executive acknowledges that the special relationship of trust and confidence between him, the Bank, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between the Bank and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with the Bank and throughout his employment with the Bank, Executive will be provided with access to and informed of Proprietary Information, which will enable him to benefit from the Bank’s goodwill and know-how. Executive covenants and agrees that, for a period of one year subsequent to the termination of this Agreement, whether such termination occurs at the insistence of the Bank or the Executive, the Executive shall not attempt to solicit, directly or by assisting others, any of the customers or clients of the Bank, nor shall the Executive contact or communicate with any of the customers or clients of the Bank for the purpose of attracting their business or to offer any product or service which would be in competition or that conflicts with the Bank’s business or the business of any of its affiliates.
     18. Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Bank, or which intends to or may compete with the Bank, to disclose and/or use Proprietary Information, as well as to misappropriate the Bank’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in these NONINTERFERENCE provisions, he has received substantial, valuable consideration, including: (i) confidential trade secret and proprietary information relating to the identity and special needs of the Bank’s current and prospective customers, the Bank’s current and prospective services, the Bank’s business projections and market studies, the Bank’s business plans and strategies, the Bank’s studies and information concerning special services unique to the Bank; (ii) employment; and (iii) compensation and benefits as described in this Agreement. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth herein.
     19. In consideration for the above-recited valuable consideration, as well as to protect the vital interests described in these NONINTERFERENCE provisions, the Executive understands and agrees that during the continuation of this Agreement and for a period of one year following the termination of this Agreement by either party, for any reason (other than for termination of Executive for circumstances described in Paragraph 24(e), below), the Executive will not be or become engaged in any way (directly or indirectly), as an individual proprietor, beneficiary, trustee, owner, partner, stockholder, officer, director, executive, investor, lender, sales representative, or in any other capacity, whatsoever, in any activity or endeavor of any entity headquartered within the Michigan cities/towns of Bloomfield,

Bloomfield Hills, Beverly Hills, Birmingham, Franklin, or Bingham Farms, which competes or conflicts with the Bank’s business or the business of any of its affiliates (if any), as such business has been conducted during the years of the Executive’s employment with the Bank. It is the parties’ desire that these restrictions be enforced to the fullest extent allowed by law.
     20. Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by Paragraph 19 are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Bank. This Section creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to the Bank and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Nothing herein will prohibit (i) beneficial ownership of less than 5% of the publicly traded capital stock of a corporation listed on a national securities exchange so long as this is not a controlling interest, or (ii) ownership of mutual fund investments. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section does not meet the criteria set forth by applicable law, this Section may be reformed by the court and enforced to the maximum extent permitted under applicable law. Executive understands that his obligations under this Section shall not be assignable by him.
     21. Executive acknowledges that the covenants set forth in these NONINTERFERENCE provisions are material conditions to the Bank’s willingness to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder. The parties agree that the existence of any claim or cause of action of Executive against the Bank, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Bank of such covenants. It is specifically acknowledged that the periods following the termination of employment stated in Paragraphs 14 and 19, during which the agreements and covenants of Executive made in such Paragraphs are effective, are to be computed by excluding from such computation any time during which Executive is in violation of any provision of Paragraph 14 or 19. In addition, Executive’s obligations under these NONINTERFERENCE provisions shall survive the termination of this Agreement and Executive’s employment with the Bank. Executive’s obligations under these NONINTERFERENCE provisions are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Bank under general legal or equitable principles, or other the Bank policies. In the event of any conflict between or among the NONINTERFERENCE provisions set forth in this Section D, the more restrictive of the provisions shall control.
E. REMEDIES
     22. In the event that the Executive violates any of the provisions set forth in this Agreement relating to NONINTERFERENCE, Executive acknowledges that the Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages. Accordingly, Executive agrees that, without the necessity of proving actual damages or posting bond or other security, the Bank shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Bank may be entitled, at law or in equity. In such a situation, the parties agree that the Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement relating to NONINTERFERENCE, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

F. TERMINATION
     23. The Board of Directors shall be entitled to terminate this Agreement, for any reason, by providing the Executive with thirty (30) days written notice of the termination. However, if this Agreement is terminated by the Bank without Good Cause, as defined in this Agreement, the Executive shall be entitled to continue in the employment of the Bank under the terms and conditions that were in effect as of the date the Bank gives notice of termination for the one (1) year period following the date the Bank gives notice of termination.
     24. For purposes of this Agreement, “Good Cause” shall be defined as the occurrence of one of the following events:
a. The determination of the Board of Directors, in the exercise of its reasonable judgment, that Executive has violated any provision of this Agreement or is grossly negligent in the performance of his duties hereunder, and has failed to cure such violation or the effects of such gross negligence within a reasonable period after written notice to the Executive by the Bank specifying in reasonable detail the alleged violation;
b. The determination of the Board of Directors, in the exercise of its reasonable judgment, that (i) Executive has failed to follow the policies adopted by the Board of Directors and has failed to cure such failure within a reasonable period after written notice to the Executive by the Bank specifying in reasonable detail the alleged failure; or (ii) Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;
c. The Executive is convicted of a misdemeanor involving moral turpitude or a felony;
d. The determination of the Board of Directors, in the exercise of its reasonable judgment, that the Executive has engaged in gross misconduct in the course and scope of his employment with the Bank including indecency, immorality, gross insubordination, dishonesty, unlawful harassment, use of illegal drugs, or fighting;
e. The determination of the Board of Directors, in the exercise of its reasonable judgment and in good faith, that the Executive’s job performance is substantially unsatisfactory and that Executive has failed to cure such performance within a reasonable period after written notice to the Executive by the Bank specifying in reasonable detail the nature of the unsatisfactory performance; or
f. The Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over the Bank.
Notwithstanding anything in this Agreement to the contrary, Executive will not be in breach of this Agreement and his action or failure to act shall not be a basis for termination for Good Cause if Executive’s action or failure to act would constitute an unsafe or unsound banking practice or be reasonably expected to have a material adverse effect on the financial or regulatory condition of the Bank.
     25. Executive shall be entitled to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice to the Bank. The effective date of such resignation shall be the 30th calendar day following the date the notice is given or such other later date as may be set forth in the notice. Upon Executive’s resignation, Executive shall be entitled to receive any base salary which has been earned by him through the effective date of such resignation.
     26. If Executive dies during the term of this Agreement and while in the employ of the Bank, this Agreement will terminate automatically, without notice, on the date of the Executive’s death and the

Bank shall have any further obligation to Executive or his estate under this Agreement (other than death benefits payable under any benefit plans to which Executive is a party), except that the Bank shall pay Executive’s estate that portion of Executive’s base salary accrued through the date on which Executive’s death occurred. To the maximum extent, and for the term, permitted by the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA) of 1986, if Executive dies during the term of this Agreement and while in the employ of the Bank, the Bank shall provide or maintain health insurance benefits, at the Bank’s expense, for Executive’s spouse.
     27. The Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. § 1630.2(g)(1), and cannot perform the essential functions of his position, with or without reasonable accommodation for the period designated by the Executive’s disability insurance after which disability payments will begin. In the event of a termination pursuant to this Section, the Bank shall be relieved of all its obligations under this Agreement, except that the Bank shall pay to Executive, or his estate in the event of his subsequent death, Executive’s base salary through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received by Executive under any disability policy maintained by the Bank.
     28. Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the Bank’s business, and any and all other documents containing confidential information furnished to Executive by any representative of the Bank or otherwise acquired or developed by Executive in connection with his duties under this Agreement (collectively, “Recipient Materials”) shall at all times be the property of the Bank. Within three calendar days of the termination of this Agreement, Executive shall return to the Bank, any Recipient Materials which are in his possession, custody or control.
     29. The provisions of provisions of Paragraphs 14, 15, 19-22, 28-34, 39, 42, 43 and 45 shall survive the termination of this Agreement.
G. SEVERABILITY
     30. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
H. WAIVER
     31. The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

I. SUCCESSORS AND ASSIGNS
     32. The Executive acknowledges and agrees that, this Agreement may be assigned by the Bank to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Bank. In the event of any conflict between this Paragraph 32 and the Change in Control provisions set forth in Section G, above, the terms of Section G shall control.
     33. The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only. In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.
J. CHOICE OF LAW
     34. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS. IT IS STIPULATED THAT MICHIGAN HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT EXECUTIVE HAS OR WILL HAVE REGULAR CONTACT WITH THE STATE OF MICHIGAN IN THE PERFORMANCE OF THIS AGREEMENT.
K. MODIFICATION
     35. The parties acknowledge and agree that this Agreement and the other agreements and plans referenced herein constitute the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with the Bank, Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made in writing and signed by the party to be bound. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.
     36. Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made (i) in writing, (ii) referencing an express provision in this Agreement, (iii) signed by the Executive, and (iv) approved by a disinterested majority of the Board of Directors.
L. INDEMNIFICATION
     37. The Bank shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to his employment by the Bank to the fullest extent permissible under the law, including, without limitation, federal and/or state banking laws and regulations, the Michigan Banking Code of 1999, as amended, the Michigan Business Corporation Act, as amended, and the Bank’s Articles of Incorporation. To the extent permitted by law, the Bank may purchase such indemnification insurance as the Board may from time to time determine.
M. ARBITRATION
     38. Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, or arising out of or relating in any way to the employment of the Executive or the termination thereof, shall be submitted to arbitration in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. Notwithstanding the arbitration provisions set forth in this Agreement, the Executive and the Bank acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under the NONINTERFERENCE provisions of this Agreement. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to this Paragraph of the Agreement. The Executive and the Bank further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers’ compensation or unemployment compensation.
N. LEGAL CONSULTATION
     39. Each party acknowledges that it has carefully read this agreement, that it has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that it understands the terms of the Agreement, that all understandings and agreements between Executive and the Bank relating to the subjects covered in this Agreement are contained in it, and that it has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.
O. MISCELLANEOUS
     40. The Executive shall make himself available, upon the request of the Bank, to testify or otherwise assist in litigation, arbitration, or other disputes involving the Bank, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of this Agreement.
     41. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.
     42. In the event either party institutes arbitration or litigation to enforce or protect its rights under this Agreement, the prevailing party in such arbitration or litigation shall be entitled, in addition to all other relief, to reasonable attorneys fees, out-of-pocket costs, disbursements, and arbitrator’s fees relating to such arbitration or litigation.
     43. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

     44. The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Bank intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Bank for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of Executive, the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.
     45. When a reference is made in this Agreement to a Paragraph, such reference shall be to a Paragraph of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.
     46. Executive represents that his service as an employee of the Bank will not violate any agreement: (i) he has made that prohibits him from disclosing any information he acquired prior to his becoming employed by the Bank; or (ii) he has made that prohibits him from accepting employment with the Bank or that will interfere with his compliance with the terms of this Agreement. Executive further represents that he has not previously, and will not in the future, disclose to Bank any proprietary information or trade secrets belonging to any previous employer. Executive acknowledges that the Bank has instructed him not to disclose to it any proprietary information or trade secrets belonging to any previous employer.
P. NOTICES
     47. All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly given if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party):

If to the Bank:
Bank of Birmingham
33583 Woodward Avenue
Birmingham, Michigan 48009
Attention: Chairman
If to Executive:
Lance N. Krajacic, Jr.

     48. Any notice or other communication given pursuant to this Agreement shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.
     49. This Agreement shall at all times be administered, and the provisions of this Agreement shall be interpreted, consistent with the requirements of Section 409A and the final regulations thereunder.
[signature page follows]

[signature page to Employment Agreement]
EXECUTED ON THIS DATE FIRST WRITTEN ABOVE IN BIRMINGHAM, MICHIGAN.

EXECUTIVE

/s/ Barbara Riopelle	/s/ Lance N. Krajacic, Jr.

WITNESS	Lance N. Krajacic, Jr.

BANK OF BIRMINGHAM

/s/ Barbara Riopelle WITNESS	By:	/s/ Henry G. Spellman Henry G. Spellman, Chairman-Compensation Committee